

85°30'0"W
75°0'0"W
46°30'0"N
Ontario
Quebec
Thunder Bay
Lake Superior
The Portage Bay Property
Greater Sudbury/Grand Sudbury
Trois-Rivières
Michigan
Montréal
Gatineau
Ottawa
Lake Michigan
Lake Huron
Wisconsin
Barrie
Kingston
Oshawa
Toronto
Lake Ontario
Guelph
Kitchener
Hamilton
Michigan
New York
St Catharines
London
Legend:
Property Location
Major Cities
Provincial Roads
Ontario Provincial Border
Provincial / State Borders
The Great Lakes
Atlas Resources Inc.
Portage Bay Property, Sudbury, Canada.
Scale
0 50 100 150 200 km
Atlas Resources Inc.
Location Map,
The Portage Bay Property, Ontario, Canada.
Scale: 1:5,000,000
Figure:
Caracle Creek International Consulting Inc.
Geological & Geophysical Consultants